Exhibit 10.17

May 21, 2023 (Revised)
Mr. Mark Morals Executive Vice President
Chief Operating Officer and President, Clinical Services

Dear Mark:
It is my pleasure to congratulate you on embarking on the Fortrea journey and to thank you for your leadership throughout out the spinoff process. We foresee great things ahead for you and look forward to seeing you succeed in your new leadership role with Fortrea. While there have been many discussions about your new Fortrea role, we would like to highlight the appointment to the role of Chief Operating Officer and President, Clinical Services, Section 16 Officer of Fortrea and the terms of your compensation. Of course, your appointment and the terms of your compensation are contingent upon and subject to approval by the Board of Directors of Fortrea Holdings Inc. ("Fortrea Board") which will be determined at or immediately after the spinoff and will become effective following the spinoff.

Provision	Summary
Title and Role	Chief Operating Officer and President, Clinical Services[1]
Annual Base Salary	$500,000
Annual Target Bonus	85% of Base Salary
Annual Target Equity Value	$1,000,000
Special Equity Grant Value	$1,000,000
Retention Cash Bonus	$200,000
Severance	Fortrea Severance Policy or successor plan

Your 2023 bonus will be prorated based on your current target level and your new target level and will be subject to company performance metrics established by Fortrea after the spinoff. Your Annual Target Equity will be determined by the Fortrea Board as part of Fortrea's annual equity grant cycle, which we anticipate will be sometime in Q1 or Q2 of 2024. The terms of your equity grants Including type of award, vesting schedules, or other terms and conditions will be determined by the Fortrea Board, In their sole discretion. Your Special Equity Grant will be awarded on June 1, 2023 subject to terms and conditions of Labcorp. You will be asked to sign a retention bonus agreement as part of your retention bonus which will provide, among other terms, that you will receive the payment In two installments one 30 days after the spin and the other on the 6 month anniversary of the spin. Finally, for your Information, upon spinoff and if or until modified by Fortrea, the Fortrea Severance Policy will mirror the Labcorp Severance policy providing for a severance benefit of 1 year of annual base salary, prorated targeted bonus, and a medical stipend.

[1] Title was effective May 1 with soft spin

Your leadership has been invaluable to the organization. I know that you will continue to use your strong and effective leadership skills during this spinoff process and will prepare Fortrea for Its expected bright future. Please feel free to contact Nancy Harrison within Executive Compensation should you have any questions regarding your compensation terms.
Sincerely,

/s/ Anita Graham
Anita Graham
Executive Vice President and Chief Human Resources Officer

cc: Nancy Harrison, Executive Director, Executive Compensation Tom Pike, President and CEO, Clinical Development

ACKNOWLEDGEMENT AND ACCEPTANCE

I have reviewed the terms of this letter of intent and accept the proposed terms.

/s/ Mark Morais
Mark Morais

24 May 2023
Date